                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential for Use of the
                                             Commission Only (as permitted) by
                                             Rule 14a-6(e) (2)

[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      CROWN CENTRAL PETROLEUM CORPORATION
                (Name of Registrant as Specified in its Charter)

      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)2 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

  2) Form, Schedule, or Registration Statement No.:
  3) Filing Party:

  4) Date Filed:

                 [LOGO OF CROWN CENTRAL PETROLEUM CORPORATION]

                      CROWN CENTRAL PETROLEUM CORPORATION

                           ONE NORTH CHARLES STREET
                           BALTIMORE, MARYLAND 21201

                            -----------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               December 14, 2000

                            -----------------------

To the Stockholders of CROWN CENTRAL PETROLEUM CORPORATION:

   Notice is hereby given that the Annual Meeting of Stockholders of Crown Central Petroleum Corporation (the "Company") will be held at the Turf Valley Conference Center, 2700 Turf Valley Road, Ellicott City, Maryland on Thursday, the 14th day of December, 2000 at two o'clock in the afternoon, Eastern Standard Time, for the following purposes:

1. Election of Directors. To elect a Board of eight (8) directors, each to serve for the next succeeding year and until his or her successor is elected and has qualified. Six (6) directors will be elected by the holders of Class A Common Stock and two (2) directors will be elected by the holders of Class B Common Stock.

2. Shareholder Proposal. To vote upon a shareholder proposal, if properly presented at the meeting.

3. Other Business. To transact such other business as may properly come before the meeting. The Board of Directors of the Company knows of no other business that will be presented for consideration at the Annual Meeting.

   Details respecting these matters are set forth in the Proxy Statement. Only stockholders of record at the close of business on November 15, 2000 will be entitled to notice of and to vote at the Annual Meeting.

   WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING POSTAGE PAID, ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY AT THE ADDRESS ABOVE OR BY EXECUTION AND DELIVERY OF A LATER DATED PROXY.

                                      By order of the Board of Directors,

                                      /s/ Dolores B. Rawlings

                                      Dolores B. Rawlings
                                      Vice President--Secretary

                      CROWN CENTRAL PETROLEUM CORPORATION

                           ONE NORTH CHARLES STREET
                           BALTIMORE, MARYLAND 21201

                            -----------------------

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD DECEMBER 14, 2000

                            -----------------------

SOLICITATION AND REVOCABILITY OF PROXIES

   This Proxy Statement is furnished in connection with the solicitation of Proxies on behalf of the Board of Directors of Crown Central Petroleum Corporation ("Crown" or the "Company") for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Turf Valley Conference Center, 2700 Turf Valley Road, Ellicott City, Maryland on Thursday, the 14th day of December, 2000 at two o'clock in the afternoon, Eastern Standard Time. This Proxy Statement and form of Proxy will first be mailed to stockholders on or about November 20, 2000.

   The Board of Directors of the Company has fixed the close of business on November 15, 2000 as the record date (the "Record Date") for the determination of Company stockholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of Class A Common Stock, par value $5.00 per share ("Class A Stock"), and holders of record of Class B Common Stock, par value $5.00 per share ("Class B Stock"), at the close of business on the Record Date ("Record Holders") are entitled to notice of the Annual Meeting and to attend and vote at the Annual Meeting. The holder of a valid proxy will be permitted to attend the Annual Meeting and to vote the stock of a Record Holder. To be valid, a proxy must either be in writing and be signed by the Record Holder or be authorized by an electronic transmission from the Record Holder. In addition, to be valid, a proxy cannot have been revoked or superseded by a valid proxy with a later date.

   The Proxy Card provided with this Proxy Statement is for completion both by holders of Class A Stock and by holders of Class B Stock. If a stockholder owns shares of Class A Stock, the stockholder should vote on the election of the directors to be elected by the holders of Class A Stock. If a stockholder owns shares of Class B Stock, the stockholder should vote on the election of the directors to be elected by the holders of Class B Stock. If a stockholder owns shares of both Class A Stock and Class B Stock, the stockholder should vote on the election of all directors. All properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting, or any adjournments thereof, in accordance with instructions contained therein, if any. IF NO INSTRUCTIONS ARE INDICATED, SHARES OF CLASS A STOCK AND CLASS B STOCK FOR WHICH EXECUTED PROXIES ARE RECEIVED WILL BE VOTED:

  . FOR THE ELECTION OF THE NOMINEES NAMED IN THE PROXY AS DIRECTORS OF THE COMPANY,
  .  AGAINST THE SHAREHOLDER PROPOSAL, AND
  . IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

   The execution and return of the accompanying Proxy Card will not in any way affect a stockholder's right to attend the Annual Meeting and, if such stockholder's proxy is revoked, to vote in person. The stockholder giving the proxy has the power to revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. Presence at the Annual Meeting will not, of itself, revoke a proxy.

   The expense of the solicitation of proxies by the Company for the Annual Meeting, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. Proxies may be solicited by use of the mails, by personal interview or by telephone or other electronic means and may be solicited, to a limited extent, by officers and directors and by other employees of the Company. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and to request authority for the execution of proxies and will be reimbursed by the Company for their expenses in forwarding such material.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, DATE, EXECUTE AND RETURN THE PROXY CARD SENT TO THEM WITH THIS PROXY STATEMENT.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

   Election of Directors. Eight (8) directors are to be elected, each to serve until the next annual meeting of stockholders and until his or her successor is duly elected and has qualified. Six (6) directors will be elected by the holders of Class A Stock, and two (2) directors (who may not be employees of the Company or any subsidiary of the Company) will be elected by the holders of Class B Stock. See "Voting at the Annual Meeting--Voting Rights of Class A and Class B Stock" for a description of the voting rights of Class A Stock and of Class B Stock in the election of directors. A plurality of all votes cast by the applicable class will be sufficient to elect each such director. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

   Shareholder Proposal. If properly presented, a shareholder proposal will be voted on at the Annual Meeting. Two-thirds of all of the votes cast on the proposal will be necessary to approve the shareholder proposal. See "Voting at the Annual Meeting--Voting Rights of Class A and Class B Stock" for a description of the voting rights of Class A Stock and Class B Stock as to the approval of the shareholder proposal. For purposes of the vote on the shareholder proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

VOTING AT THE ANNUAL MEETING

   Outstanding Shares; Quorum. At the close of business on the Record Date, there were 4,817,394 shares of Class A Stock outstanding and 5,248,912 shares of Class B Stock outstanding. The presence, in person or by a properly executed and delivered proxy, of the holders of a majority of the votes of Class A Stock and Class B Stock entitled to vote at the Annual Meeting, taken together, is necessary to constitute a quorum at the Annual Meeting. For information with respect to stockholders who own more than 5% of the outstanding Class A Stock or Class B Stock, see "Security Ownership by Certain Beneficial Owners and Management."

   Voting Rights of Class A Stock and Class B Stock. The holders of record of Class A Stock are entitled, voting separately as a class, to elect and to remove all directors other than directors to be elected by any other class or classes or series of stock. The holders of record of Class B Stock may elect and remove two (2) directors, who may not be employees of the Company or of any subsidiary of the Company. There are no classes of stock other than Class A Stock and Class B Stock currently outstanding.

   Except with respect to the election of directors as described above, in all proceedings in which action of the stockholders of the Company is to be taken, each share of Class A Stock shall entitle the holder of record thereof to one vote, and each share of Class B Stock shall entitle the holder of record thereof to one-tenth (1/10) vote. Except with respect to the election of directors, holders of Class A Stock vote together with holders of Class B Stock as a single class.

   The Company Savings Plans. A unit of T. Rowe Price serves as the trustee for the Company's Employees Savings Plan and the Employees Supplemental Savings Plan (collectively the "Savings Plans"). Each plan participant with an investment in Class A Stock or Class B Stock will be given a form of proxy by the trustee to be used to instruct the trustee how to vote the Company stock held in the Savings Plans for the benefit of the participant. Shares for which no instructions are timely given will be voted as provided in the Savings Plans by the trustee in the same proportion as the votes cast with respect to those shares for which the trustee receives proper instructions. There is no provision in the Savings Plans to permit the trustee to grant a proxy to a plan participant, and as a result, all shares of Class A Stock and Class B Stock held in the Savings Plan will be voted by the trustee in accordance with the procedures described in this paragraph.

                             ELECTION OF DIRECTORS

   At the Annual Meeting, eight (8) directors will be elected, each to serve until the next annual meeting of the stockholders and until his or her successor is duly elected and has qualified. Six (6) directors will be elected by the holders of Class A Stock, and two (2) directors (who may not be employees of the Company or any subsidiary of the Company) will be elected by the holders of Class B Stock.

INFORMATION CONCERNING THE NOMINEES

   The Nominating Committee considered, approved and recommended to the Board nominees for election by the holders of Class A Stock and by the holders of Class B Stock. The Board of Directors approved the list of nominees selected by the Nominating Committee and directed that the nominees be presented to the stockholders for election at the Annual Meeting.

   The names and ages (as of September 30, 2000) of those persons nominated by the Company to be directors of the Company, as well as their principal occupations for the last five years, directorships held by them in certain other publicly held companies, the year in which they became a director of the Company (if they are presently a director of the Company) and certain other information with respect to such nominees are set forth below. The first six
(6) nominees listed are presented for election by the holders of Class A Stock, and the last two (2) nominees listed are presented for election by the holders of Class B Stock.

   There are no family relationships among any of the current directors. Frank
B. Rosenberg, Senior Vice President--Marketing and a nominee for election as a director of the Company, is the son of Henry A. Rosenberg, Jr., Chairman of the Board, President and Chief Executive Officer. Stanley A. Hoffberger, a nominee for election as a director of the Company, is married to Judith R. Hoffberger, Henry A. Rosenberg, Jr.'s sister, and is the brother-in-law of Henry A. Rosenberg, Jr., and the uncle of Frank B. Rosenberg. There are no other family relationships among the directors, nominees and the executive officers, and there is no arrangement or understanding between any directors and any other person pursuant to which the director was elected.

   Proxies received will be voted in the manner directed in the proxy or, if no direction is made, for the election of the nominees named below. Although it is not expected that such a contingency will occur, if any nominee declines or is unable to serve, the proxies will be voted for a substitute nominee and, unless otherwise directed, for the other nominees named below.

    Name and Age on              Principal Occupation for Last 5 Years;          Director
   September 30, 2000             Directorships in Public Corporations            Since
   ------------------            --------------------------------------          --------
Nominees for election by the holders of Class A Stock:

Michael F. Dacey (56)... Private investor.                                         1991

Stanley A. Hoffberger                                                               N/A
 (71)................... Private real estate developer.

Barry L. Miller (52).... Senior Vice President, Treasurer and Chief Financial       N/A
                         Officer of Rosemore, Inc. since January 1999; Vice
                         President--Taxation of American Trading and Production
                         Corporation from May 1995 to December 1998; Assistant
                         Treasurer and Director of Taxation of American Trading
                         and Production Corporation from February 1987 to April
                         1995.

Frank B. Rosenberg       Senior Vice President--Marketing of the Company since      N/A
 (42)................... April 1996; Vice President--Marketing of the Company
                         from January 1993 to March 1996.

Henry A. Rosenberg, Jr.  Chairman of the Board and Chief Executive Officer of      1955
 (70)................... the Company since May 1975 and President since March
                         1996.

John E. Wheeler, Jr.     Executive Vice President--Chief Financial Officer of       N/A
 (47)................... the Company since April 1998; Executive Vice
                         President--Chief Financial Officer and Treasurer of the
                         Company from February 1998 to April 1998; Senior Vice
                         President--Finance and Treasurer of the Company from
                         October 1996 to January 1998; Senior Vice President--
                         Finance of the Company from April 1996 to September
                         1996; Senior Vice President--Treasurer and Controller
                         of the Company from June 1994 to March 1996.

Nominees for election by the holders of Class B Stock:

Jack Africk (72)........ Retired. Formerly, Vice Chairman, UST, Inc. Also a        1991
                         director of Tanger Factory Outlet Centers, Inc.

The Reverend Harold                                                                1995
 Ridley, S.J. (61)...... President, Loyola College in Maryland since July 1994.

The Board of Directors recommends that the stockholders vote FOR the nominees presented above.

POSSIBLE NOMINATION OF DIRECTOR BY GOLNOY BARGE COMPANY, INC.

   In a letter dated January 27, 2000, Golnoy Barge Company, Inc., a Missouri corporation ("Golnoy"), provided notice that Golnoy would nominate Mr. Paul A. Novelly for election to the Board of Directors of the Company. According to the Schedule 13D filed with the Securities and Exchange Commission on January 14, 1983 and Amendment No.11 dated November 18, 1999, Mr. Novelly, along with Golnoy, and their affiliates, own or control 14.70% of the issued and outstanding Class A Stock and 3.48% of Class B Stock.

PRESENT BOARD OF DIRECTORS

   In addition to Messrs. Dacey and Henry A. Rosenberg, Jr. who have been nominated to continue to serve as directors elected by the holders of Class A Stock and Mr. Africk (currently serving as a director elected by the holders of Class A Stock) and Father Ridley (currently serving as a director elected by the holders of Class B Stock), who have been nominated to serve as directors elected by the holders of Class B Stock, the following individuals are currently serving on the Board of Directors:

    Name and Age on               Principal Occupation for Last 5 Years;          Director
   September 30, 2000              Directorships in Public Corporations            Since
   ------------------             --------------------------------------          --------
George L. Bunting, Jr.    President and Chief Executive Officer, Bunting            1992
 (59)...................  Management Group since July 1991. Also a director of
                          Baltimore Equitable Society, Guilford Pharmaceuticals
                          Inc. and Mercantile Bankshares Corporation.

Patricia A. Goldman       Retired. Formerly, Senior Vice President--Corporation     1989
 (58)...................  Communications, USAir, Inc. Also a director of Erie
                          Family Life Insurance Company and Erie Indemnity Compa-
                          ny.

William L. Jews (48)....  President and Chief Executive Officer, CareFirst, Inc.    1992
                          since January 1998; President and Chief Executive
                          Officer, Blue Cross and Blue Shield of Maryland from
                          April 1993 through December 1997. Also a director of
                          Municipal Mortgage and Equity, L.L.C. and the Ryland
                          Group, Inc.

Thomas M. Gibbons (74)..  Retired. Formerly, Chairman of the Board, Chesapeake      1988
                          and Potomac Telephone Companies, part of Verizon
                          Communications Inc.

   Attendance. The Board of Directors held twelve meetings during 1999. All of the directors attended in person or telephonically at least 75% of the aggregate of the total number of meetings of the Board of Directors and the committees on which he or she served during the year.

   Compensation of Directors. Each director who is not an employee of the Company or a subsidiary of the Company is paid $12,000 per year for serving as a director and a meeting fee of $750, plus travel expenses, for attendance at each meeting. Each non-employee director who is a member of any standing committee of the Board of Directors other than the Executive Committee is paid $3,000 per year for serving on each such committee. The chairman of any committee other than the Executive Committee is paid a fee of $1,000 for serving in that capacity. Directors who are employees receive no separate compensation for serving on the Board, on any Board committee or as chairman of any committee. See "Interest of Management and others in Transactions with the Company and its Subsidiaries" for a description of Mr. Africk's prior consulting agreement with the Company.

   Under a Deferred Compensation Plan for non-employee directors, a director may defer all or a portion of his or her compensation for payment after his or her termination as a director. The plan provides for the accrual of interest quarterly on the funds at the 90-day Treasury Bill rate in effect at the beginning of the quarter. The director may elect to receive the deferred compensation in one lump sum payment or in a number of annual installments (not-exceeding ten).

BOARD COMMITTEES

   Executive Committee. The Executive Committee has the authority to act on behalf of the Board of Directors between meetings of the Board. Mr. Rosenberg serves as Chairman and Messrs. Africk and Gibbons are members of the Committee. The Executive Committee did not meet in 1999.

   Audit Committee. Mr. Bunting serves as Chairman and Mr. Dacey, and Father Ridley currently serve as members of the Audit Committee. The Audit Committee met five times during 1999. Prior to the Annual Meeting of Stockholders in 1999, Mr. Africk served as Chairman and Messrs. Bunting and Dacey were members of this Committee. The functions that this Committee performs under its charter include: (i) recommending the selection of independent public accountants and reviewing with such accountants the audit scope and the results of the audit engagement, (ii) reviewing matters pertaining to internal audit and other internal control procedures, (iii) reviewing the audited and the unaudited financial statements to be submitted to the Board for approval,
(iv) reviewing substantial claims by or against the Company, (v) reviewing the Company's financing plan and its compliance with debt covenants, (vi) reviewing current accounting-related matters affecting the Company, and (vii) reviewing the effect of the scope of non-audit services rendered by the independent public accountants on their independence.

   Executive Compensation and Bonus Committee. Mr. Gibbons serves as Chairman and Ms. Goldman, Mr. Africk and Mr. Jews currently serve as members of the Executive Compensation and Bonus Committee (the "Compensation Committee"). The Compensation Committee met three times during 1999. Prior to the Annual Meeting of Stockholders in 1999, Father Ridley served as a member of the Compensation Committee. The Compensation Committee has the principal responsibility for the administration of the Company's annual executive incentive plan, which is known as the Executive Performance Incentive Plan, the 1994 Long-Term Incentive Plan (the "Long-Term Plan") and the 1999 Long-Term Incentive Plan (the "1999 Long-Term Plan"). The Compensation Committee also has the authority and duty to submit recommendations to the Board with respect to the salaries of the Chairman of the Board and President and with respect to plans for the compensation of executives of the Company, including amendments to any compensation plans.

   Nominating Committee. Mr. Jews serves as Chairman and Messrs. Africk, Bunting and Rosenberg are members of the Nominating Committee. The Nominating Committee did not meet in 1999. The Nominating Committee has the principal responsibility of assisting the Board choose the persons that will be nominated by the Company for election to the Board of Directors of the Company and of recommending to the Board matters related to the line of succession within senior management.

   Committee of Independent Directors. Mr. Dacey serves as Chairman and Mr. Africk, Mr. Bunting, Mr. Gibbons, Ms. Goldman, Mr. Jews and Father Ridley are members of the Committee of Independent Directors (the "Independent Committee"). The Chairman and the members receive no compensation for their service on the Independent Committee. The Independent Committee was established at a Board of Directors meeting on January 27, 2000 and therefore did not meet during the year ending December 31, 1999. The Independent Committee has the authority to review and evaluate strategic alternatives for the Company, to enter into negotiations with respect to the terms of a strategic transaction, including negotiating on behalf of the Company a definitive transaction agreement, and to make a recommendation to the Company Board of Directors as to the course of action, if any, the Company should pursue. At its meeting on January 27, 2000 the Independent Committee retained Skadden Arps, Slate, Meagher & Flom LLP to act as special legal counsel to the Independent Committee.

REPORT OF EXECUTIVE COMPENSATION AND BONUS COMMITTEE

   On an annual basis, the Company engages an internationally known management consulting firm to assist it in performing a review of its executive compensation practices. The Company's compensation philosophy, objectives, and total direct compensation packages which consist of base salary and annual and long-term incentives, are reviewed. The results of this study are carefully considered by the Compensation Committee in connection with its approval of the compensation to be paid to the Company's executive officers.

   The following objectives and guiding principles have been identified in establishing the Company's executive compensation program: (1) provide a strong link between management and stockholder interests by rewarding executives for the creation of stockholder value, (2) attract and retain key executive talent by providing competitive total reward opportunities based on the Company's performance, (3) provide an appropriate balance between short and long-term reward opportunities, and (4) ensure there is a clear line-of-sight between reward opportunities and performance controlled or directly influenced by the executive.

   Specifically, base salaries are targeted to the median or fiftieth percentile of overall competitive practices. Recommendations for base salary adjustments for officers are determined by considering the executive's position, experience, knowledge, skills, and job performance and the strategic importance of the individual and the position, as reflected in the

Chairman's recommendations to the Compensation Committee. Annual incentive and long-term incentive awards are each targeted to generate total cash compensation between the fiftieth and seventy-fifth percentile of competitive practices and are based on the Company's performance.

   The Company's competitive position is determined by conducting an annual survey of the practices of other companies, both national and regional, including companies of similar size and focus within the petroleum industry. Eight of the nine companies most recently selected as industry comparables are included in the twenty-six companies in the Value Line Integrated Petroleum Index shown on the Performance Graph in this Proxy Statement.

   The Company's most recent survey analysis of compensation practices shows that, except for the Chairman of the Board, officers' base salaries, total cash compensation (base salary and annual incentives) and total direct compensation (total cash compensation plus the estimated annualized present value of long-term incentive awards) are below the median. The Committee believes that Mr. Rosenberg is in the comparable median salary range for chief executive officers. The Compensation Committee is, to the extent practicable, attempting to insure that increases in base salaries and total cash compensation for executive officers are targeted to median levels; however, except for a $15,000 increase in Mr. Wheeler's base salary in April 1999, there have been no increases in 1999 or to date in the year 2000 in the base salaries previously established for the executive officers including the Chairman of the Board.

   In 1994, the Company adopted, with stockholder approval, the Long-Term Plan. In 1996, it adopted the Performance Incentive Plan; and in 1999, the 1999 Long-Term Plan which is a stock performance plan with cash payments based on stock appreciation. These Plans are intended to provide additional incentives to officers and senior managers for improvements in Company-wide performance.

   The 1999 Performance Incentive Plan is a cash plan offered to officers, senior management and other salaried employees. Minimum, target and maximum awards are established by the Compensation Committee for the Plan year. Executive officers can earn a target award of 35-65% of base salary based upon the Company's performance, as measured by EBITDAAL, which is defined as earnings before interest, taxes, depreciation, amortization, abandonments and LIFO accounting provisions. EBITDAAL must meet the annual minimum threshold approved by the Compensation Committee for any awards to be earned in a Plan year. The Company's 1999 actual operating performance did not meet the minimum threshold and no incentive awards were earned under the 1999 Performance Incentive Plan. The 2000 Executive Performance Incentive Plan also establishes target awards of 35-65% of base salary. Awards will be based on a combination of EBITDAAL and performance goals established for each operating unit and corporate department and require the Company to achieve a positive net income for the year.

   The Long-Term Plan is designed to provide incentives to officers and key employees who have significant responsibilities for the successful implementation of the Company's long-term business strategies. The Long-Term Plan provides for awards of non-qualified stock options ("Options") for the purchase of the Company's Class B Stock and for Performance Vested Restricted Stock ("PVR Stock"), which is also awarded in shares of Class B Stock. Awards are made by the Compensation Committee, and no participant may receive Options for more than 150,000 shares of stock or more than 50,000 shares of PVR Stock in any one year.

   PVR Stock is issued to a participant subject to the attainment of performance goals and the satisfaction of various restrictions established by the Compensation Committee. The performance goals are currently based upon the Company's operating performance as measured by EBITDAAL. In addition, three-year Net Income on a FIFO Basis must meet the minimum threshold approved by the Compensation Committee for any awards of PVR Stock to vest at the end of the performance cycle. In 1996, the Compensation Committee amended the Plan to permit PVR Stock that has not vested at the end of the performance cycle to vest at the end of five years rather than being forfeited by the participant. This feature is intended to help the Company retain the services of participants in the Long-Term Plan and to simplify the accounting treatment of PVR Stock.

   The 1999 Long-Term Plan is also designed to provide incentives to officers and key employees and to encourage the retention of these executives. The 1999 Long-Term Plan is a stock performance plan that provides for cash payments based upon stock appreciation during a three-year performance period. Participants were granted a number of Units that were based upon competitive long-term incentive awards available to executives in similar positions. A $14.91 Unit Strike Price was established for the 1999 grants under the Plan. The Unit Strike Price was based on the average stock price of Class B Stock during the previous three years, and it was significantly higher than the current market price of Class B Stock. Cash awards will be calculated by multiplying the number of Units granted to the Participant times the appreciation in the stock price at the end of a three-year performance period over the Unit Strike Price of $14.91. Participants in this Plan are, therefore, rewarded for results that directly contribute to increases in stockholder value over the performance period. There have been no grants of Units under this plan in the year 2000.

   The Company's Supplemental Retirement Income Plan for Senior Executives (the "SRI Plan") and the Executive Severance Plan (the "Severance Plan") are designed to provide competitive executive benefits that are consistent with current practices. All officers at the Vice President level and above are participants in the SRI Plan, and benefits vest after five years of service. All current officers at the Vice President level and above have been designated as participants in the Severance Plan; however, Mr. Henry A. Rosenberg, Jr. voluntarily withdrew from the Severance Plan in 1998. Under the Severance Plan, as amended in 1998, if a participant is terminated without good reason within two years of a change of control, as defined in the Severance Plan, the participant receives credit for enhanced age and service under the SRI Plan and the immediate payment of SRI Plan benefits. In addition, the participant receives a payment of three times the executive's annual salary, full payment under the annual Performance Incentive Plan, an additional contribution equal to a three-year Company match for participants in the Savings Plans, the continuation of certain welfare benefits for a three-year period, a payment equal to the excise tax on the basic severance benefits and certain other miscellaneous benefits. The Committee views the Severance Plan as a typical executive benefit that will help insure stability and continuity of employment of key management personnel at the time of a proposed or threatened change of control, if any.

   It is not currently anticipated that any officer could earn annual compensation in excess of one million dollars under the existing compensation plans. Stockholder approval of the Executive Performance Incentive Plan would be required for compensation under this plan to qualify for deductibility under Section 162(m) of the Internal Revenue Code. Some additional limitations on the PVR Stock portion (but not the portion relating to Options) of the Long-Term Plan might also be required to qualify that compensation for deductibility. The Compensation Committee will consider recommending such steps as may be required to qualify either annual or long-term incentive compensation for deductibility if that appears appropriate at some time in the future.

   This report has been submitted by the Compensation Committee: Thomas M. Gibbons, Chairman; Jack Africk; Patricia A. Goldman; and William L. Jews.

INTEREST OF MANAGEMENT AND OTHERS IN TRANSACTIONS WITH THE COMPANY AND ITS SUBSIDIARIES

   Consulting Agreement. From November 1, 1993 until April 28, 2000, Mr. Africk served as a general business adviser and consultant to the Company for which he was paid a consultancy fee of $3,000 per month. His work in this capacity was in addition to his service as a director, committee chairman and member of various board committees.

   Rosemore. Rosemore, Inc. ("Rosemore"), through its wholly-owned subsidiary, Rosemore Holdings, Inc., holds 2,366,526 shares of Class A Stock and 591,629 shares of Class B Stock. All of the stock of Rosemore is held by Trusts for the benefit of Henry A. Rosenberg, Jr., his sisters, Ruth R. Marder and Judith
R. Hoffberger, and for members of their respective immediate families. Mrs. Hoffberger is married to Stanley A. Hoffberger, who has been nominated to become a member of the Board of Directors. Rosemore, Rosemore Holdings, Inc. and various individuals who are beneficial owners of Rosemore stock are a "group" as that term is used in Section 13 (d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), and the group has filed reports on Schedule 13D to report its holdings of Class A and Class B Stock.

   Rosemore participates in the Company's working capital and letter of credit facility established pursuant to a Loan and Security Agreement by and among Congress Financial Corporation, as Administrative Agent for First Union National Bank and Congress Financial Corporation, as Lenders, and the Company and various Company subsidiaries, as Borrowers. Rosemore's participation resulted in an increase of $50,000,000 in the credit limit under this facility. Rosemore is compensated at competitive rates for its participation in the facility as it relates to the availability of certain letters of credit issued for the account of the Company. Payments for 1999 comprised of commitment and utilization fees totaled approximately $147,000. Of this amount, in accordance with the terms of the working capital facility, Rosemore paid approximately $49,000 to First Union.

   During the first quarter of 2000 Rosemore agreed to guarantee crude oil purchases by Crown, subject to certain limits. The maximum amount that Rosemore guaranteed at any one time was $61 million. Rosemore has reduced the size of the facility to a maximum of $40 million, and has advised Crown that it is agreeable to the continuation of this facility through the end of November, 2000. As of November 15, 2000, there was one $17 million crude oil purchase guarantee by

Rosemore outstanding under this facility. The Company pays Rosemore at competitive rates for these outstanding performance guarantees. Through September 30, 2000, the Company had incurred $246,700 in guarantee fees payable to Rosemore. Rosemore also made available to the Company during the year 2000 up to $16.2 million in unsecured cash borrowings. The Company borrowed up to $8 million under this facility, and the facility has since expired. The expiration of Rosemore's agreements to provide performance guarantees and unsecured cash borrowings would likely result in the Company's inability to maintain current production levels assuming oil prices remain at or exceed current levels.

   The Company terminated its aircraft lease with General Electric Credit Corporation in early 1999. Rosemore subsequently entered into an aircraft lease with General Electric Credit Corporation. The Company then assigned its lease with the Maryland Aviation Administration of hanger space at Martin State Airport to Rosemore, and Rosemore has purchased from the Company for $345,000 the leasehold improvements, furniture and various supplies and spare parts formerly used by the Company in connection with its operation of the aircraft and the related charter activities.

   During 1999, Rosemore and its subsidiaries purchased certain entertainment and oil product related assets of the Company for approximately $208,000.

   Rosemore entered into an Agreement and Plan of Merger dated April 7, 2000 (the "Merger Agreement"), with the Company. The Merger Agreement proposed that the Company be merged into Rosemore Holdings. Under the Merger Agreement, the public stockholders of the Company would have received $9.50 per share in exchange for their Company stock if the Merger had been approved by the Company's stockholders. The Merger Agreement was submitted to the Company's stockholders for approval at a special meeting of stockholders on August 24, 2000. The Merger Agreement did not receive the requisite two-thirds approval from the Company stockholders and following the meeting the Merger Agreement was terminated by the Company and Rosemore.

ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

   None.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   Owners of More than Five Percent. The following table sets forth the class of shares of Company common stock, and the amount and percentage of that class, owned by all persons known by the Company to be the beneficial owners of more than 5% of the shares of any class of the Company's common stock on the Record Date:

                                                       Title
Name and Address of                                     of              Percent
Beneficial Owner                                       Class   Amount   of Class
-------------------                                   ------- --------- --------
Rosemore "Group" (a)................................. Class A 2,401,232  49.85
One North Charles Street                              Class B   954,745  17.32
Suite 2300
Baltimore, MD 21201

Novelly "Group" (b).................................. Class A   708,375  14.70
8182 Maryland Avenue                                  Class B   182,800   3.48
St. Louis, MO 63105

Dimensional Fund Advisors Inc. (c)................... Class A   288,850   6.00
1299 Ocean Avenue, 11th Floor                         Class B   291,100   5.55
Santa Monica, California 90401

Heartland Advisors, Inc. (c)......................... Class B   900,000  17.15
789 North Water Street
Milwaukee, WI 53202

Franklin Resources, Inc. (c)......................... Class B   309,600   5.90
Mariners Island Boulevard
P.O. Box 7777
San Mateo, CA 94403

-------

(a) Rosemore Holdings, Inc., a wholly owned subsidiary of Rosemore, owns directly over 49% of Class A Stock and over 11% of Class B Stock. Trusts for the benefit of Mr. Henry A. Rosenberg, Jr., his sisters, Mrs. Ruth R. Marder and Mrs. Judith R. Hoffberger, and for the benefit of members of their respective immediate families hold all of the stock of Rosemore. Rosemore, Rosemore Holdings, Inc., and various individuals who are beneficial owners of Rosemore stock are a "group" as that term is used in
    Section 13(d)(3) of the Exchange Act; accordingly, the Rosemore group has filed reports on Schedule 13D with the SEC to report its holdings of Class A and Class B Stock. Rosemore Holdings, Inc. is the holder of 2,366,526 shares of Class A Stock and 591,629 shares of Class B Stock, and other members of the Rosemore group are the holders of 34,706 shares of Class A Stock and 363,116 shares of Class B Stock. Class B Stock shown in the table includes 82,270 shares of stock granted to members of the Rosemore group as performance vested restricted stock under the Company's 1994 Long- Term Incentive Plan and 263,039 shares that members of the Rosemore group have a right to acquire pursuant to options granted under the 1994 Long-Term Incentive Plan that vested on or before the Record Date. No additional options will vest for members of the Rosemore group within 60 days of the Record Date. The percentage calculation is based on the shares outstanding plus the shares that may be acquired pursuant to vested options granted to members of the Rosemore group.

(b) This information was obtained from a report on Schedule 13D dated January 14, 1983 and Amendment No. 11 dated November 8, 1999, which were filed with the Commission. The Novelly Exempt Trust, Golnoy Barge Company, Inc. and others acknowledge that they are a "group" as that term is used in
    Section 13(d)(3) of the Exchange Act.

(c) Information concerning the stock holdings of Dimensional Fund Advisors Inc., Heartland Advisors, Inc. and Franklin Resources, Inc. was obtained from reports on Schedule 13G and amendments to those schedules that have been filed with the Commission. Each of these three entities reports that it is registered as an investment adviser.

   Directors, Nominees and Officers. The following table sets forth the number of shares of each class of Company stock and the percentage of each class owned by each of the directors, by each nominee, by certain executive officers and by all directors, nominees and officers as a group on the Record Date:

                                            Shares of Securities
                                          Beneficially Owned on the
                                               Record Date (a)
                                       -------------------------------------
                                        Class A Stock      Class B Stock
                                       ---------------    ------------------
Name                                    Amount     %       Amount        %
----                                   --------- -----    ---------    -----
Jack Africk...........................       --    --           500         (b)
George L. Bunting, Jr. ...............       --    --         1,000         (b)
Michael F. Dacey......................     1,000      (b)       --       --
Thomas M. Gibbons.....................       200      (b)       --       --
Patricia A. Goldman...................       100      (b)       --       --
Stanley A. Hoffberger.................       --    --           --       --
William L. Jews.......................       --    --           200         (b)
Barry L. Miller.......................       --    --           --       --
Thomas L. Owsley......................       100      (b)    52,471(c)      (b)
Rev. Harold Ridley, S.J. .............       --    --           100         (b)
Frank B. Rosenberg (d)................     1,863      (b)    52,700(c)  1.00
Henry A. Rosenberg, Jr. (e)........... 2,399,369 49.81      902,049    16.48
Randall M. Trembly....................    11,774      (b)   104,518(c)  1.97
John E. Wheeler, Jr. .................     3,264      (b)    72,876(c)  1.37
All directors, nominees and officers
 as a group including those listed
 above (21 individuals)............... 2,423,896 50.32    1,371,667(f) 23.57

-------
(a) Each director holds sole voting and investment power over the shares listed except for Mr. Dacey, who holds his stock jointly with his wife; however, in one or more cases the stock may be registered in the name of a trust or retirement fund for the benefit of the director. In the case of officers of Crown, the table includes interests in shares held by the trustee under the Savings Plans, Class B Stock granted as performance vested restricted stock under the 1994 Long-Term Incentive Plan (but not shares of performance vested restricted stock granted but subsequently forfeited) and shares subject to options. See footnote (c).

(b) Represents less than one percent of the shares outstanding.

(c) Includes vested options as follows: Mr. Owsley, 41,686 shares; Mr. Frank
    B. Rosenberg, 39,613 shares; Mr. Trembly, 67,003 shares and Mr. Wheeler, 52,813 shares. The percentage calculations are based on the shares outstanding plus the shares that may be acquired pursuant to the vested options granted to the executive.

(d) Mr. Frank B. Rosenberg disclaims membership in any filing "group" as that term is used in Section 13(d)(3) of the Exchange Act.

(e) Mr. Henry A. Rosenberg, Jr. is chairman of the board of Rosemore. The shares listed are the shares owned by the Rosemore group other than shares reported separately in the table as owned by Mr. Frank B. Rosenberg. Of the shares listed above, Mr. Henry A. Rosenberg, Jr. holds 32,525 shares of Class A Stock and 305,854 shares (including PVR Stock) of Class B Stock individually and in Crown's Savings Plans. The Class B Stock shown on the table also includes 223,426 shares that may be acquired by Mr. Henry A. Rosenberg, Jr. upon the exercise of vested options granted under the 1994 Long-Term Incentive Plan. The percentage calculation is based on the shares outstanding plus the shares that may be acquired pursuant to vested options granted to Mr. Rosenberg.

(f) Includes 570,865 shares that may be acquired pursuant to vested options granted under the 1994 Long-Term Incentive Plan or under the 1995 Management Stock Option Plan. The percentage calculation is based on the shares outstanding plus the shares that may be acquired pursuant to vested options. No additional options held by the executive officers will vest within 60 days of the Record Date.

   Compliance with Section 16(a). Based upon a review of the Forms 3, 4 and 5 and any amendments thereto filed with the Commission and furnished to the Company as well as letters provided to the Company by various reporting persons, the Company is of the opinion that no reporting person has failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during the Company's most recent fiscal year.

                          SUMMARY COMPENSATION TABLE

   The following table sets forth the compensation awarded to, earned by or paid to the Chief Executive Officer and the other four most highly compensated executive officers for all services rendered in all capacities to the Company and its subsidiaries during the last three fiscal years. The positions shown on the table are those held by the officers on December 31, 1999:

                                                                          Long-Term
                                   Annual Compensation               Compensation Awards
                         --------------------------------------- ---------------------------
                                                                 Securities
                                                                 Underlying
        Name and                                  Other Annual    Options/     All Other
   Principal Position    Year  Salary   Bonus   Compensation (a)  SARs (b)  Compensation (c)
   ------------------    ---- -------- -------- ---------------- ---------- ----------------
Henry A. Rosenberg,
 Jr..................... 1999 $600,000              $21,093       148,000       $23,975
 Chairman of the Board,  1998  600,000               21,659        43,900        19,847
 President and Chief     1997  591,668 $321,390      20,519        50,000        20,799
 Executive Officer

Randall M. Trembly...... 1999 $260,004              $18,600        55,000       $12,130
 Executive Vice          1998  255,008               18,600        16,400        12,837
 President
                         1997  236,680 $163,391      17,250        17,600        12,170

John E. Wheeler, Jr. ... 1999 $255,004              $20,817        55,000       $12,407
 Executive Vice          1998  241,671               21,761        15,500        10,607
 President--
 Chief Financial Officer 1997  201,672 $ 79,868      18,913         7,800         9,974

Thomas L. Owsley........ 1999 $220,008              $18,798        25,000       $11,905
 Senior Vice President-- 1998  210,008               18,891         7,300        11,641
 Legal                   1997  188,008 $ 55,514      17,112         5,800        10,455

Frank B. Rosenberg...... 1999 $195,000              $18,537        23,000       $10,007
 Senior Vice President-- 1998  185,000               19,880         6,500         9,507
 Marketing               1997  160,000 $ 56,983      18,363         6,300         8,228

-------
(a) These amounts include automobile allowances, gasoline allowances, and the tax gross-ups applicable to the gasoline allowances. Perquisites below the required reporting levels are not included in this table.

(b) The 1999 grants are Appreciation Units, and the 1998 and the 1997 grants are stock options for the purchase of shares of Class B Stock.

(c) These amounts include imputed income related to excess life insurance, payments for executive medical insurance and the Company's matching payments under the Savings Plans. In 1999, the imputed income for Mr. Henry A. Rosenberg, Jr. was $12,768; for Mr. Trembly, $552 and for
    Mr. Owsley, $898. The executive medical payments for each of the officers listed in the table were $2,207. The Company's matching payments under the Savings Plans were for Mr. Henry A. Rosenberg, Jr., $9,000; for Mr. Trembly, $9,371; for Mr. Wheeler, $10,200; for Mr. Owsley, $8,800 and for Mr. Frank B. Rosenberg, $7,800.

                        SAR GRANTS IN LAST FISCAL YEAR
                               Individual Grants

                                   Number of      % of
                                  Securities   Total SARs
                                  Underlying   Granted to
                                     SARs     Employees in  Base   Expiration
    Name                          Granted (a) Fiscal Year  Price      Date
    ----                          ----------- ------------ ------ -------------
Henry A. Rosenberg, Jr. .........   148,000      29.51     $14.91 Dec. 31, 2001
Randall M. Trembly...............    55,000      10.96      14.91 Dec. 31, 2001
John E. Wheeler, Jr. ............    55,000      10.96      14.91 Dec. 31, 2001
Thomas L. Owsley.................    25,000       4.98      14.91 Dec. 31, 2001
Frank B. Rosenberg...............    23,000       4.59      14.91 Dec. 31, 2001

-------

(a) All of the securities shown are for Appreciation Units granted under the Company's 1999 Long-Term Incentive Plan. The value of the Appreciation Unit is equal to the excess of the average fair market value of the Class B Stock during the last thirty days of the performance period which began on January 1, 1999 and ends on December 31, 2001 over the fair market value of the stock in the three calendar years preceding the performance period, which was $14.91 per share. There is no potential realizable value of the Appreciation Units at assumed annual rate of stock price appreciation of either 5% per year or 10% per year for the three year term of the 1999 Long-Term Incentive Plan awards.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR-END OPTION/SAR VALUES (a)

                                                        Number of Securities
                                                       Underlying Unexercised
                                                       Options/SARs at FY-End
                                                    ----------------------------
                                                    Exercisable   Unexercisable
                                                    ------------ ---------------
   Name                                             Options SARs Options  SARs
   ----                                             ------- ---- ------- -------
Henry A. Rosenberg, Jr............................. 192,126 --   45,934  148,000
Randall M. Trembly.................................  55,669 --   16,801   55,000
John E. Wheeler, Jr................................  45,046 --   12,934   55,000
Thomas L. Owsley...................................  37,319 --    6,801   25,000
Frank B. Rosenberg.................................  35,346 --    6,434   23,000

-------
(a) The Options are for the purchase of Class B Stock. There were no unexercised in-the-money Options or SARs at fiscal year end.

           LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR (a)

   Name                       Number of Units        Performance Period
   ----                       --------------- ---------------------------------
Henry A. Rosenberg, Jr.......     148,000     January 1, 1999-December 31, 2001
Randall M. Trembly...........      55,000     January 1, 1999-December 31, 2001
John E. Wheeler, Jr..........      55,000     January 1, 1999-December 31, 2001
Thomas L. Owsley.............      25,000     January 1, 1999-December 31, 2001
Frank B. Rosenberg...........      23,000     January 1, 1999-December 31, 2001

-------

(a) All of the units listed are Appreciation Units granted under the Company's 1999 Long-Term Incentive Plan. The value of the Appreciation Unit is equal to the excess of the average fair market value of the Class B Stock during the last thirty days of the performance period which began on January 1, 1999 and ends on December 31, 2001 over the fair market value of the stock in the three calendar years preceding the performance period, which was $14.91 per share.

                            PENSION PLAN TABLE (a)

                                        Years of Service
                 --------------------------------------------------------------
Remuneration        15       20       25       30       35       40       45
------------     -------- -------- -------- -------- -------- -------- --------
$150,000........ $ 54,000 $ 72,000 $ 94,500 $117,000 $139,500 $162,000 $184,500
 200,000........   72,000   96,000  126,000  156,000  186,000  216,000  246,000
 250,000........   90,000  120,000  157,500  195,000  232,500  270,000  307,500
 300,000........  108,000  144,000  189,000  234,000  279,000  324,000  369,000
 400,000........  144,000  192,000  252,000  312,000  372,000  432,000  492,000
 500,000........  180,000  240,000  315,000  390,000  465,000  540,000  615,000
 600,000........  216,000  288,000  378,000  468,000  558,000  648,000  738,000

-------
(a) The table above reflects the retirement benefits (life annuity with 60 months certain) that would be payable under the Company's Retirement Plan at various base salary levels and years of service projected to normal retirement. The table assumes that the participant has earned the annual remuneration shown in the table in every year of credited service. The Retirement Plan is a career average plan with benefits based on taxable compensation. Limitations imposed by the Internal Revenue Code or any other statute are not reflected in the table since the Company's Supplemental Retirement Income Plan for Senior Executives is designed to provide or restore to participants the benefits that would have been received under the Retirement Plan if calculated without regard to such limitations. All officers at the Vice President level and above participate in the Supplemental Retirement Income Plan. Mr. Henry A. Rosenberg, Jr.'s normal retirement date was December 1, 1994. His credited service at that time was 42 years and 4 months. The estimated credited service projected to normal retirement for the other current executives listed in the Summary Compensation Table is: Mr. Trembly, 27 years and 10 months; Mr. Wheeler, 41 years and 8 months; Mr. Owsley, 23 years and 6 months and Mr. Frank B. Rosenberg, 38 years and 7 months.

                               PERFORMANCE GRAPH

                             1994   1995   1996   1997   1998   1999
Crown Common                  100    119     98    170     57     44
AMEX Market Value Index       100    126    134    163    166    214
Value Line Int. Petr. Index   100    130    169    217    239    430

   The graph above plots the cumulative stockholder's return on a $100 investment in the Company's Common Stock (Class A and Class B Stock combined on a weighted market value basis) over a five-year period, assuming that all dividends are reinvested. The American Stock Exchange Market Value Index and the Value Line Integrated Petroleum Index are also shown on the graph for comparative purposes. It should be noted that the Value Line Index includes a number of major oil companies that are significantly larger than the Company. Many of these companies are also engaged in the upstream production of both crude oil and natural gas and are in other lines of business in addition to their petroleum refining and marketing activities.

                             SHAREHOLDER PROPOSAL

   Paul A. Novelly of 8182 Maryland Avenue, Clayton MO 63105, as trustee of the Paul A. Novelly Living Trust U/I Paul A. Novelly dated July 28, 1982, has advised the Company by letter dated November 24, 1999 that, in his capacity as trustee, he is the owner of 16,325 shares of Class A Stock, and that he intends to present the following shareholder proposal for consideration at the Annual Meeting:

   Shareholder Proposal.

  RESOLVED, That the stockholders of Crown Central Petroleum Corporation believe that, for the purpose of maximizing stockholder value, the Board of Directors should take immediate action to cause the sale, merger or other disposition of the company or its assets as a whole.

   Supporting Statement.

   I have been a stockholder of Crown Central Petroleum Corporation since the early 1980's. During that time, I have watched the value of my investment in Crown decrease from a high of more than $40 per share to its recent values of less than $5 per share. In the past decade, Crown reported net income only twice (in 1990 and 1997), and in the period from 1990 through 1998, Crown incurred net losses averaging $12,085,000 per year. Crown's revenues decreased from $2,060,000,000 in 1990 to $1,264,000,000 in 1998, a 38% decrease.
Industry statistics show that in virtually every financial category, Crown performs below its industry and sector peers and below the S&P 500.

   I am not satisfied with my investment in Crown and a dramatic change is required in Crown's strategic direction. Crown's refineries and network of gasoline stations and convenience stores together should make it an attractive candidate for an acquirer seeking additional sources of refined petroleum products or additional retail outlets.

   A company which I control, Apex Oil Company, Inc., has expressed interest in merging with Crown. After our attempts to engage in substantive discussions with Crown and its representatives failed, we forwarded a more specific proposal directly to Crown's board of directors. I do not believe that either Crown or its board has responded to the Apex proposal in any meaningful manner.

   More importantly, I am not aware of either Crown or its board having taken any other affirmative, strategic action that reasonably may be expected to increase stockholder value. I am not insisting that Crown's board agree to a merger between Crown and Apex on the terms which have been proposed. I am concerned, however, that Crown's board may decide to make only cosmetic changes, sell only a portion of its operations (such as valuable service stations) or worse, do nothing. At this point, I believe that Crown's board must undertake immediate action for the sale, merger or other disposition of the company or its assets as a whole. Without this approach, Crown will continue what I believe to be the failed policies--and woefully inadequate financial performance--of the past several years.

   For these reasons, I ask that you vote FOR the resolution I propose.

   Board of Directors Statement in Opposition.

   The Board of Directors recommends that you vote AGAINST this shareholder proposal because it attempts to prevent the Company from realizing shareholder value through the sale of selected assets in separate transactions, or through a refinancing of Crown's debt.

   The Board of Directors has explored a sale of the whole Company through a lengthy and thorough process. The Company's stockholders did not approve a buy-out proposal for the whole Company from Rosemore, Inc. at $9.50 per share. The Company is, at the date of this proxy solicitation, continuing its efforts to reach an agreement with the proponent, Mr. Novelly, and his affiliate, Apex Oil Company, on their proposal to acquire control of Crown. No other proposals have been made to acquire the whole Company.

   If the Company is unable to reach an agreement with Mr. Novelly and Apex Oil Company that receives the support of the Company's stockholders, the Company wants to be free to pursue shareholder value through any other available alternative, including the sale of selected assets or a refinancing of Crown's debt, or both. If approved, this shareholder proposal would seek to prevent the Company from exploring other alternatives and to press the Company into negotiating only with Mr. Novelly on behalf of his Novelly Group which is the only party other than Rosemore, Inc. to have expressed an interest in acquiring the whole Company. The proposal would seek to do this regardless of whether other alternatives could yield greater value for the Company's stockholders, and regardless of whether Mr. Novelly and Apex Oil Company are able to present to, and agree with the Company on, a proposal that would receive the support of the Company's stockholders.

   THE BOARD OF DIRECTORS THEREFORE RECOMMENDS THAT YOU VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

                                 OTHER MATTERS

   Management does not know of any business other than the election of directors and the vote on the shareholder proposal that may come before the meeting. However, if any other business should properly come before the meeting, the proxies will be voted with respect thereto in accordance with the direction of the stockholders.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   The principal independent public accountant for the Company and its subsidiaries since the organization of the Company has been Ernst & Young LLP or its predecessors, and such firm has been selected again for the current fiscal year. A representative of Ernst & Young LLP will be present at the Annual Meeting. Their representative does not intend to make a formal statement but will respond to any questions.

STOCKHOLDERS' PROPOSALS FOR THE 2001 ANNUAL MEETING

   Proposals of stockholders of the Company intended to be presented at the Annual Meeting of stockholders of the Company in 2001 must be received by the Secretary of the Company, One North Charles Street, P.O. Box 1168, Baltimore, Maryland 21203 on or before December 28, 2000 and must otherwise comply with the rules of the Commission and the Bylaws of the Company to be eligible for inclusion in the Proxy Statement for the Annual Meeting in 2001. Any stockholder proposal received by the Company later than December 28, 2000 will be deemed untimely.

ADDITIONAL INFORMATION

   THE COMPANY UNDERTAKES TO PROVIDE YOU, WITHOUT CHARGE, UPON WRITTEN REQUEST A COPY OF THE COMPANY'S MOST RECENT ANNUAL REPORT ON FORM 10-K, AS AMENDED. Please direct all requests to Crown Central Petroleum Corporation P.O. Box 1168, Baltimore, Maryland 21203, Attention: Dolores B. Rawlings, Vice President--Secretary.

                                      By order of the Board of Directors,

                                      /s/ Dolores B. Rawlings

                                      Dolores B. Rawlings,
                                      Vice President--Secretary

November 20, 2000

                                                                 3620-PS-00

                 [LOGO OF CROWN CENTRAL PETROLEUM CORPORATION]



--------------------------------------------------------------------------------
                                  DETACH HERE

                                      PROXY


                       CROWN CENTRAL PETROLEUM CORPORATION

                                  P.O. BOX 1168
                            BALTIMORE, MARYLAND 21203

             PROXY FOR CLASS A COMMON STOCK AND CLASS B COMMON STOCK
                  Solicited on behalf of the Board of Directors
           for the Annual Meeting of Stockholders - December 14, 2000


Reserving the right of revocation, the undersigned hereby appoints as his or her proxy or proxies, with full power of substitution, Thomas L. Owsley, Dolores B. Rawlings and Henry A. Rosenberg, Jr. or any one or more of them, to vote all Class A Common Stock and Class B Common Stock of the undersigned at the Annual Meeting of Stockholders of Crown Central Petroleum Corporation, a Maryland corporation to be held at Turf Valley Conference Center, 2700 Turf Valley Road, Ellicott City, Maryland on December 14, 2000 or any adjournment of said meeting.

    This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees named, and AGAINST the Shareholder Proposal, and at the proxy holder's discretion on any other matter or matters which may properly come before the Meeting.

-----------                                                    -----------
SEE REVERSE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
   SIDE                                                            SIDE
-----------                                                    -----------

                 [LOGO OF CROWN CENTRAL PETROLEUM CORPORATION]

                       CROWN CENTRAL PETROLEUM CORPORATION
          Refiners/marketers of petroleum products and petrochemicals
                            One North Charles Street
                                  P.O. Box 1168
                            Baltimore, Maryland 21203


This Proxy card is provided for completion both by holders of Class A Stock and by holders of Class B Stock.

If a stockholder owns shares of Class A Stock, the stockholder should vote on the election of the directors to be elected by the holders of Class A Stock.

If a stockholder owns shares of Class B Stock, the stockholder should vote on the election of the directors to be elected by the holders of Class B Stock.

If a stockholder owns shares of both Class A Stock and Class B Stock, the stockholder should vote on the election of all directors.


ZCCP9A                            DETACH HERE

[x] Please mark
    votes as in
    this example.



       The Board of Directors recommends a vote FOR the nominees listed.


1. Election of six (6) Directors.                        Election of two(2) Directors.             The Board of Directors recommends
                                                                                                   a vote AGAINST the Shareholder
Class A Common Stock Nominees:                           Class B Common Stock Nominees:            Proposal and to GRANT discretion
(01) Michael F. Dacey, (02) Stanley A. Hoffberger,       (07) Jack Africk and (08) Rev.            under item 3.
(03) Barry L. Miller, (04) Frank B. Rosenberg,            Harold Ridley, S.J.
(05) Henry A. Rosenberg, Jr., and (06)                                                             2. Shareholder Proposal requiring
John E. Wheeler, Jr.                                                                                  the immediate sale of the
                                                                                                      Company or its assets as a
FOR                      WITHHELD                         FOR                 WITHHELD                whole.
ALL       [  ]    [  ]   FROM ALL                         BOTH [  ]     [  ]  FROM BOTH                   FOR   AGAINST  ABSTAIN
NOMINEES                 NOMINEES                         NOMINEES            NOMINEES                    [  ]    [  ]     [  ]

[  ]                                                      [  ]                                     3. In their discretion on any
    ---------------------------------------------              -----------------------------          other matter which may
For, except vote withheld from the nominee(s)             For, except vote withheld from the          properly come before said
listed above                                              nominee listed above                        meeting or any adjournment
                                                                                                      thereof.
                                                                                                         GRANTED    WITHHELD
                                                                                                           [  ]       [  ]

                                                                                                      MARK HERE
                                                                                                      FOR ADDRESS     [  ]
                                                                                                      CHANGE AND
                                                                                                      NOTE AT LEFT


                                                                              PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE
                                                                              ENCLOSED ENVELOPE.

                                                                              This proxy should be signed by the stockholder in
                                                                              person. If a joint account, all joint owners should
                                                                              sign.

Signature:                             Date:                                   Signature:                           Date:
          ---------------------------       ------------                                 ---------------------------     ----------
